Sub-Item 77Q1(d): Copies of Constituent Instruments Defining The
Rights of Shareholders Referred to in Sub-Item 77I

Effective March 2, 2016, the Goldman Sachs ActiveBeta(r) Japan Equity ETF and Goldman Sachs ActiveBeta(r) Europe Equity ETF (the "Funds") commenced offering shares ("Shares"). The terms of the Shares for the Fund are described in Pre-Effective Amendment No. 3 to the Registrant's Registration Statement on Form N-1A, filed with the Securities and Exchange Commission on September 11,
2015 (Accession No. 0001193125-15-318140). The Registrant's
Amended and Restated Agreement and Declaration of Trust dated April 16, 2015, which established the Shares for the Funds, is incorporated herein by reference to Exhibit (a)(1) to Pre-Effective Amendment No. 1 to the Registrant's Registration Statement on Form N-1A filed with the Securities and Exchange Commission on May 4, 2015 (Accession No. 0001193125-15-169270).